Exhibit 99.1
For Immediate Release
United Therapeutics Corporation Reports First Quarter 2025 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., April 30, 2025: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter ended March 31, 2025. Total revenues in the first quarter of 2025 grew 17 percent year-over-year to $794.4 million, compared to $677.7 million in the first quarter of 2024.
“2025 is off to a tremendous start as we reported yet another quarter of record revenue,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “Beyond the continued execution of our foundational wave of growth in the commercial business, throughout the balance of the year we’ll progress our innovation and revolution waves of growth with the readout of TETON 2 in idiopathic pulmonary fibrosis and the planned commencement of our UKidney first in human clinical study, respectively. Moreover, we’re excited to advance our multiple shots on goal approach to creating an unlimited supply of transplantable organ alternatives with anticipated filings of investigational new drug applications with the FDA for our UHeart and UThymoKidney products.”
Michael Benkowitz, President and Chief Operating Officer of United Therapeutics, added, “This quarter’s record revenue performance reflects the diligent efforts and strategic focus of our commercial team as we continue to expand our reach and solidify our position in the pulmonary hypertension marketplace as the prostacyclin products of choice. We look forward to building on this performance for the remainder of the year.”
First Quarter 2025 Financial Results
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2025	2024

Total revenues	$794.4	$677.7	$116.7	17%
Net income	$322.2	$306.6	$15.6	5%
Net income, per basic share	$7.18	$6.52	$0.66	10%
Net income, per diluted share	$6.63	$6.17	$0.46	7%

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Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2025	2024
Net product sales:
Tyvaso DPI®(1)	$302.5	$227.5	$75.0	33%
Nebulized Tyvaso®(1)	163.8	145.0	18.8	13%
Total Tyvaso	466.3	372.5	93.8	25%
Remodulin®(2)	138.2	128.0	10.2	8%
Orenitram®	120.7	106.2	14.5	14%
Unituxin®	58.2	58.4	(0.2)	—%
Adcirca®	6.0	6.4	(0.4)	(6)%
Other	5.0	6.2	(1.2)	(19)%
Total revenues	$794.4	$677.7	$116.7	17%
(1)Net product sales include both the drug product and the respective inhalation device.
(2)Net product sales include sales of infusion devices, including the Remunity® Pump.
Total Tyvaso revenues grew by 25 percent to $466.3 million in the first quarter of 2025, compared to $372.5 million in the first quarter of 2024.
The growth in Tyvaso DPI revenues resulted primarily from an increase in quantities sold of $97.4 million and, to a lesser extent, a price increase, partially offset by higher gross-to-net deductions. The increase in Tyvaso DPI quantities sold was primarily due to continued growth in the number of patients following the product’s launch, including growth in utilization by patients with pulmonary hypertension associated with interstitial lung disease and, to a lesser extent, increased commercial utilization following the implementation of the Medicare Part D benefit redesign under the Inflation Reduction Act (IRA).
The growth in nebulized Tyvaso revenues resulted primarily from an increase in international nebulized Tyvaso revenues, driven by the timing of orders by our international distributors and does not precisely reflect trends in underlying patient demand.
The growth in Remodulin revenues resulted primarily from an increase in U.S. Remodulin revenues, driven by an increase in quantities sold.
The growth in Orenitram revenues resulted primarily from an increase in quantities sold and, to a lesser extent, a price increase, partially offset by higher gross-to-net deductions. The increase in quantities sold was driven, at least in part, by increased commercial utilization following the implementation of the Medicare Part D benefit redesign under the IRA.

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The table below presents the breakdown of total revenues between the United States and rest-of-world (ROW) (dollars in millions):

	Three Months Ended March 31,
	2025			2024
	U.S.	ROW	Total	U.S.	ROW	Total
Net product sales:
Tyvaso DPI(1)	$302.5	$—	$302.5	$227.5	$—	$227.5
Nebulized Tyvaso(1)	138.6	25.2	163.8	133.7	11.3	145.0
Total Tyvaso	441.1	25.2	466.3	361.2	11.3	372.5
Remodulin(2)	120.2	18.0	138.2	108.3	19.7	128.0
Orenitram	120.7	—	120.7	106.2	—	106.2
Unituxin	56.9	1.3	58.2	53.4	5.0	58.4
Adcirca	6.0	—	6.0	6.4	—	6.4
Other	4.7	0.3	5.0	6.0	0.2	6.2
Total revenues	$749.6	$44.8	$794.4	$641.5	$36.2	$677.7
(1) Net product sales include both the drug product and the respective inhalation device.
(2) Net product sales include sales of infusion devices, including the Remunity Pump.

Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2025	2024
Category:
Cost of sales	$91.6	$71.8	$19.8	28%
Share-based compensation expense(1)	0.9	1.1	(0.2)	(18)%
Total cost of sales	$92.5	$72.9	$19.6	27%
(1)See Share-based compensation below.
Cost of sales, excluding share-based compensation. Cost of sales for the three months ended March 31, 2025 increased as compared to the same period in 2024, primarily due to an increase in royalty expense and product costs, particularly for Tyvaso DPI driven by growth in Tyvaso DPI revenues.

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Research and development. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2025	2024
Category:
External research and development(1)	$57.2	$52.7	$4.5	9%
Internal research and development(2)	48.3	44.9	3.4	8%
Share-based compensation expense(3)	6.9	6.4	0.5	8%
Other(4)	36.6	0.1	36.5	NM(5)
Total research and development expense	$149.0	$104.1	$44.9	43%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before FDA approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before FDA approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)See Share-based compensation below.
(4)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products and adjustments to the fair value of our contingent consideration obligations.
(5)Calculation is not meaningful.
Research and development, excluding share-based compensation. Research and development expense for the three months ended March 31, 2025 increased as compared to the same period in 2024, primarily due to: (1) an increase of $30.0 million related to milestone payments for drug delivery device technologies; (2) an increase of $6.6 million related to adjustments to the fair value of our contingent consideration obligations for manufactured organ and organ alternative projects; and (3) increased expenditures related to manufactured organ and organ alternative projects.
Selling, general, and administrative. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2025	2024
Category:
General and administrative	$119.5	$103.1	$16.4	16%
Sales and marketing	26.6	23.2	3.4	15%
Share-based compensation expense(1)	24.0	18.1	5.9	33%
Total selling, general, and administrative expense	$170.1	$144.4	$25.7	18%
(1)    See Share-based compensation below.
General and administrative, excluding share-based compensation. General and administrative expense for the three months ended March 31, 2025 increased as compared to the same period in 2024, primarily due to an increase in personnel expense due to growth in headcount.

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Share-based compensation. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2025	2024
Category:
Stock options	$8.5	$5.7	$2.8	49%
Restricted stock units	23.4	15.5	7.9	51%
Share tracking awards plan	(0.8)	3.9	(4.7)	(121)%
Employee stock purchase plan	0.7	0.5	0.2	40%
Total share-based compensation expense	$31.8	$25.6	$6.2	24%
Other (expense) income, net. The change in other (expense) income, net for the three months ended March 31, 2025, as compared to the same period in 2024, was primarily due to net unrealized losses on equity securities.
Income tax expense. Income tax expense for the three months ended March 31, 2025 and 2024 was $101.3 million and $92.0 million, respectively. Our effective income tax rate (ETR) for the three months ended March 31, 2025 and 2024 was 24 percent and 23 percent, respectively. Our ETR for the three months ended March 31, 2025 increased compared to our ETR for the three months ended March 31, 2024, primarily due to decreased excess tax benefits from share-based compensation.
Webcast
We will host a webcast to discuss our first quarter 2025 financial results on Wednesday, April 30, 2025, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations. A replay of the webcast will also be available at the same location on our website.
United Therapeutics: Enabling Inspiration
At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun; we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.
You can learn more about what it means to be a PBC here: unither.com/pbc.

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Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to our waves of growth, the anticipated readout of the TETON 2 clinical trial in idiopathic pulmonary fibrosis; the planned commencement of our UKidney first in human clinical study; our plan to create an unlimited supply of transplantable organ alternatives; our anticipated filings of investigational new drug applications with the FDA for our UHeart and UThymoKidney products; our plan to continue to expand our reach and solidify our position in the pulmonary hypertension marketplace as the prostacyclin products of choice; our plan to build on our commercial performance for the remainder of the year; and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of April 30, 2025, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation and/or its subsidiaries.
UHEART, UKIDNEY, and UTHYMOKIDNEY are trademarks of United Therapeutics Corporation and/or its subsidiaries.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Dewey Steadman at (202) 919-4097 (media/investors)
Harry Silvers at (301) 578-1401 (investors)
https://ir.unither.com/contact-ir

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Total revenues	$794.4	$677.7
Operating expenses:
Cost of sales	92.5	72.9
Research and development	149.0	104.1
Selling, general, and administrative	170.1	144.4
Total operating expenses	411.6	321.4
Operating income	382.8	356.3
Interest income	51.1	53.8
Interest expense	(6.1)	(13.3)
Other (expense) income, net	(4.3)	1.8
Total other income, net	40.7	42.3
Income before income taxes	423.5	398.6
Income tax expense	(101.3)	(92.0)
Net income	$322.2	$306.6
Net income per common share:
Basic	$7.18	$6.52
Diluted	$6.63	$6.17
Weighted average number of common shares outstanding:
Basic	44.9	47.0
Diluted	48.6	49.7

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

March 31, 2025
Cash, cash equivalents, and marketable investments	$5,032.0
Total assets	7,743.9
Total liabilities	936.7
Total stockholders’ equity	6,807.2

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